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                                                                 EXHIBIT 99.1

                                                                 EXECUTION COPY

                        COMPANY SHAREHOLDER SUPPORT AGREEMENT

          COMPANY SHAREHOLDER SUPPORT AGREEMENT dated as of June 30, 1998 (this "Agreement"), by Stanley Taube, an individual, S.M. Taube & Co., Inc., a Nevada corporation ("Taube Co." and together with Stanley Taube, the "Taube Entities"), Lyle Berman, an individual, and Neil I. Sell, as trustee of Amy Berman Irrevocable Trust dated August 9, 1989, Bradley Berman Irrevocable Trust dated August 9, 1989, Jessie Lynn Berman Irrevocable Trust dated August 9, 1989 and Julie Berman Irrevocable Trust dated August 9, 1989 (collectively, the "Berman Irrevocable Trusts," and together with the Taube Entities and Lyle Berman, the "Shareholders") to and for the benefit of Grand Casinos, Inc., a Minnesota corporation ("Company") and Hilton Hotels Corporation, a Delaware corporation ("Hilton"). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

          WHEREAS, as of the date hereof, the Taube Entities collectively own, of record and beneficially, 993,289 shares of Company Common Stock (such shares, together with any other voting or equity securities of Company, hereafter acquired by any of the Taube Entities prior to the termination of this Agreement, being referred to herein collectively as the "Taube Shares");

          WHEREAS, as of the date hereof, Lyle Berman collectively owns, of record and beneficially, 4,751,462 shares of Company Common Stock (such shares, together with any other voting or equity securities of Company, hereafter acquired by Lyle Berman prior to the termination of this Agreement, being referred to herein collectively as the "Berman Shares");

          WHEREAS, as of the date hereof, the Berman Irrevocable Trusts collectively own, of record and beneficially, 1,242,000 shares of Company Common Stock (such shares, together with any other voting or equity securities of Company, hereafter acquired by any of the Berman Irrevocable Trusts prior to the termination of this Agreement, being referred to herein collectively as the "Berman Irrevocable Trusts Shares," and together with the Taube Shares and the Berman Shares, the "Shares");

          WHEREAS, concurrently with the execution of this Agreement, Hilton, Company, Gaming Co., Inc., a Delaware corporation and a wholly-owned subsidiary of Hilton ("Gaming Co."), Gaming Acquisition Corporation, a Minnesota corporation and a wholly-owned subsidiary of Gaming Co. ("Merger Sub") and GCI Lakes, Inc., a Minnesota corporation and a wholly-owned subsidiary of Company ("Lakes") are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or modified from time to time in accordance with the terms thereof, the "Merger Agreement"), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will merge with and into Company, with Company as the surviving corporation (the "Merger");

          WHEREAS, subject to shareholder ratification and certain other conditions, the Board of Directors of Company has approved certain transactions, set forth in the Company


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Distribution Agreement attached as Exhibit B to the Merger Agreement (the
"Company Distribution Agreement") pursuant to which (a) all of the operations, assets and liabilities of Company and its Subsidiaries comprising the Non-Mississippi Business (as defined in the Company Distribution Agreement) will be contributed to Lakes and (b) all of the shares of Lakes will be distributed on a pro rata basis to Company's shareholders (the "Distribution");

          WHEREAS, consummation of the Distribution is a condition to Gaming Co.'s obligation to effect the Merger under the Merger Agreement; and

          WHEREAS, as a condition to the willingness of Hilton and Company to enter into the Merger Agreement, Company has requested that the Shareholders agree, and in order to induce Hilton and Company to enter into the Merger Agreement, the Shareholders are willing to agree, severally but not jointly, to vote in favor of adopting the Merger Agreement and approving the Merger, upon the terms and subject to the conditions set forth herein.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

          Section 1. VOTING OF SHARES. Each Shareholder hereby agrees that, at the Company's Shareholders Meeting or any other meeting of the shareholders of Company, however called, and in any action by written consent of the shareholders of Company, such Shareholder will vote or cause to be voted all of his or its respective Shares (a) in favor of adoption of the Merger Agreement and approval of the Merger, the Distribution and the other transactions contemplated by the Merger Agreement, (b) against any Acquisition Proposal or any other action or agreement that would result in a breach of any representation, warranty, covenant, agreement, or other obligation of Company under the Merger Agreement or which could result in any of the conditions to Company's obligations under the Merger Agreement not being fulfilled and (c) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the shareholders of Company (or any class thereof). In addition, each Shareholder agrees that he or it will, upon request by Hilton, furnish written confirmation, in form and substance reasonably satisfactory to Hilton, of such Shareholder's support for the Merger Agreement, the Merger and the Distribution. Each Shareholder acknowledges receipt and review of a copy of the Merger Agreement.

          Section 2. TRANSFER OF SHARES. Until the termination of this Agreement in accordance with the terms hereof, no Shareholder will, directly or indirectly, (a) sell, assign, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), pledge, encumber or otherwise dispose of any of his or its respective Shares, (b) deposit any of his or its respective Shares into a voting trust or enter into a voting agreement or arrangement with respect to any such Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement or
(c) enter into any contract, option or other arrangement or undertaking with respect


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to the direct or indirect sale, assignment, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law) or other disposition of any Shares. Notwithstanding the foregoing, (i) this Section 2 shall not apply to the Taube Shares and (ii) each of the Berman Irrevocable Trusts shall be entitled to transfer up to 50,000 of the Berman Shares to an exchange fund so long as each such trust instructs, and uses its reasonable best efforts to cause, such exchange fund to vote the transferred shares in accordance with Section 1 above.

          Section 3. NO SOLICITATION. Prior to the termination of this Agreement in accordance with its terms, each Shareholder agrees, with respect to himself or itself, (a) that he or it will not, nor will he or it authorize or permit any of his or its officers, directors, employees, trustees, agents and representatives to, directly or indirectly, initiate or solicit any inquiries or the making of any Acquisition Proposal and (b) that he or it will notify Company and Hilton as soon as possible (and in any event within 48 hours) if any such inquiries or proposals are received by, any information or documents is requested from, or any negotiations or discussions are sought to be initiated or continued with, him or it or any of his or its affiliates.

          Section 4. TERMINATION. This Agreement shall terminate upon the earliest to occur of (a) the Effective Time or (b) any termination of the Merger Agreement in accordance with the terms thereof; PROVIDED that no such termination shall relieve any party of liability for a breach hereof prior to termination.

          Section 5. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

          Section 6.     MISCELLANEOUS.

               (a) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

               (b) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.


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               (c)  This Agreement shall be governed by and construed in
accordance with the laws of the State of New York without regard to the principles of conflicts of law thereof, except to the extent that the provisions of the Minnesota Business Corporation Act, as amended from time to time, shall be mandatorily applicable to this Agreement.

               (d) Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not prevent any Shareholder or any of such Shareholder's designees, partners or affiliates serving on the Board of Directors of Company from taking any action, subject to the applicable provisions of the Merger Agreement, while acting in such capacity as a director of Company.

               (e) Notwithstanding any provisions hereof, none of the obligations of any Shareholder under or contemplated by this Agreement shall be an obligation of (i) any affiliate of such Shareholder, or any of such affiliate's respective officers, directors, shareholders, limited partners, general partners or owners, or successors or assigns or (ii) any other Shareholder. Each Shareholder shall be the only person or entity liable with respect to his or its obligations. Any monetary liability of a Shareholder under this Agreement shall be satisfied solely out of the assets of such Shareholder. Each Shareholder hereby irrevocably waives any right he or it may have against any such officer, director, shareholder, limited partner, general partner, owner, successor or assign identified above as a result of the performance of the provisions under or contemplated by this Agreement. Nothing in this Section 7(e) shall prevent Hilton or Company from obtaining specific enforcement of the obligations of any Shareholder under this Agreement.

          (f) This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

                            [Signature Pages to Follow]


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          IN WITNESS WHEREOF, each of the parties hereto has caused this
Agreement to be signed by their respective duly authorized officers as of the date first written above.

                                   STANLEY TAUBE,
                                   an Individual


                                   /s/ Stanley Taube
                                   -------------------------------------------
                                   Stanley Taube

                                   S.M. TAUBE & CO., INC.
                                   a Nevada corporation


                                   /s/ Stanley Taube
                                   -------------------------------------------
                                   By:  Stanley Taube
                                   Its: President


                                   LYLE BERMAN,
                                   an Individual


                                   /s/ Lyle Berman
                                   -------------------------------------------
                                   Lyle Berman

                                   NEIL I. SELL,
                                   as Trustee of Amy Berman Irrevocable Trust dated August 9, 1989


                                   /s/ Neil I. Sell
                                   -------------------------------------------
                                   Neil I. Sell

                                   NEIL I. SELL,
                                   as Trustee of Bradley Berman Irrevocable
                                   Trust dated August 9, 1989


                                   /s/ Neil I. Sell
                                   -------------------------------------------
                                   Neil I. Sell


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                                   NEIL I. SELL,
                                   as Trustee of Jessie Lynn Berman Irrevocable
                                   Trust dated August 9, 1989


                                   /s/ Neil I. Sell
                                   -------------------------------------------
                                   Neil I. Sell

                                   NEIL I. SELL,
                                   as Trustee of Julie Berman Irrevocable Trust dated August 9, 1989


                                   /s/ Neil I. Sell
                                   -------------------------------------------
                                   Neil I. Sell

                                   HILTON HOTELS CORPORATION,
                                   a Delaware corporation


                                   /s/ Matthew J. Hart
                                   -------------------------------------------
                                   By:  Matthew J. Hart
                                   Its: Executive Vice President and
                                        Chief Financial Officer



Agreed and Acknowledged:

GRAND CASINOS, INC.,
a Minnesota corporation

/s/ Lyle Berman
----------------------------------
By:  Lyle Berman
Its:  Chairman of the Board


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